Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

TREMOR INTERNATIONAL LTD.

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

TREMOR INTERNATIONAL LTD.

A COMPANY LIMITED BY SHARES

PRELIMINARY

1. COMPANY NAME

The name of the company is “Tremor International Ltd.” (the “Company”).

2. INTERPRETATION

(a) In these Articles, the following terms shall bear the meanings set forth below, unless inconsistent with the subject or context.

“Articles” shall mean these Amended and Restated Articles of Association as originally adopted or as amended from time to time.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day, other than a Saturday or a Sunday, on which clearing banks are open for all normal banking business both in London and Tel-Aviv.

“Cash” shall mean:

(a) cash received by the Company;

(b) a cheque received by the Company in good faith that the Directors have no reason for suspecting will not be paid;

(c) a release of a liability of the Company for a liquidated sum;

(d) an undertaking to pay cash to the Company at a future date; or

(e) payment by any other means giving rise to a present or future entitlement (of the Company or a person acting on the Company’s behalf) to a payment, or credit equivalent to payment, in cash.

“Companies Law” shall mean Israel’s Companies Law, 5759-1999, as amended and as may be amended from time to time, and any regulations promulgated thereunder.

“Depositary” shall mean any person who is a shareholder by virtue of it holding shares in the Company as trustee for those persons who have elected to hold shares in the Company in dematerialized form through depositary interests.

“Disclosure and Transparency Rules” shall mean means the Disclosure and Transparency Rules published by the Financial Conduct Authority of the United Kingdom as amended from time to time

“Employees’ Share Scheme” shall mean a scheme for encouraging or facilitating the holding of shares or debentures in the Company by or for the benefit of:

(a) the bona fide employees or directors or consultants or former employees or directors or consultants of the Company, the Company’s subsidiary or holding company or a subsidiary of the Company’s holding company; and/or

(b) the wives, husbands, widows, widowers or children or step-children under the age of 18 of such employees or former employees.

“Office Holder” shall mean every director and every other person included in the definition of “office holder” under the Companies Law, including the executive officers of the Company.

“Outside Directors” shall mean directors appointed and serving in accordance with Sections 239 through 249 of the Companies Law.

“Rights Issue” shall mean an offer or issue to or in favour of shareholders on the register of shareholders (or in the Company’s depository agent’s records) made from the shares ledger of the Company on a date fixed by the Board (being an offer capable of acceptance for a period fixed by the Board) where the shares to be offered in the Rights Issue respectively attributable to the interests of all those shareholders are proportionate (as nearly as practicable) to the respective number of shares of the Company’s shares held by them on that date, but the Board may make such exclusions or other arrangements as the Board considers expedient in relation to fractional entitlements or legal or practical problems under the laws of any country, territory or political subdivision thereof, or the requirements of any relevant regulatory body or shares exchange in any jurisdiction.

(b) Unless the subject or the context otherwise requires: words and expressions defined in the Companies Law shall have the same meanings herein; words and expressions importing the masculine gender shall include the feminine gender; and words and expressions importing persons shall include bodies corporate.

(c) The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

3. PUBLIC COMPANY; LIMITED LIABILITY AND COMPANY OBJECTIVES

(a) The Company is a Public Company (as such term is defined in the Companies Law).

(b) The liability of the Company’s shareholders is limited and, accordingly, the liability of each shareholder for the Company’s obligations shall be limited to the payment of the nominal value of the shares held by such shareholder, subject to the provisions of these Articles and the Companies Law.

(c) The Company’s objectives are to carry on any business and perform any act which is not prohibited by law. The Company may also make contributions of reasonable sums to worthy purposes even if such contributions are not made on the basis of business considerations

SHARE CAPITAL

4. SHARE CAPITAL

(a) The authorized share capital of the Company is 3,000,000 New Israeli Shekels NIS3,000,000) divided into 300,000,000 Ordinary Shares, par value NIS 0.01 per share.

(b) The Ordinary Shares all rank pari passu in all respects.

5. INCREASE OF AUTHORIZED SHARE CAPITAL

(a) The Company may, from time to time, by resolution of its shareholders, whether or not all the shares then authorized have been issued and whether or not all the shares theretofore issued have been called up for payment, increase its authorized share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b) Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increased as aforesaid shall be subject to all the provisions of these Articles which are applicable to shares of the same class included in the existing share capital.

6. SPECIAL RIGHTS; MODIFICATION OF RIGHTS

(a) Subject to the provisions of these Articles, and without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, the Company may, from time to time, by resolution of its shareholders, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to liquidation, dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution provided that any resolution with respect to the issuance of shares will be made only by the Board.

(b) (i) If at any time the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or abrogated by the Company, by a resolution of the shareholders, subject to the consent in writing of the holders of at least a majority of the issued shares of such class or the adoption of a resolution passed at a separate General Meeting of the holders of the shares of such class.

(ii) The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class; provided, however, that the requisite quorum at any such separate General Meeting shall be two or more members present in person or by proxy and holding not less than a majority of the issued shares of such class.

(iii) Unless otherwise provided by these Articles, the enlargement of an authorized class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 6(b), to modify or abrogate the rights attached to previously issued shares of such class or of any other class.

7. CONSOLIDATION, SUBDIVISION, CANCELLATION AND REDUCTION OF SHARE CAPITAL

(a) The Company may, from time to time, by resolution of its shareholders (subject, however, to the provisions of Article 6(b) hereof and to applicable law):

(i) consolidate and divide all or part of its issued or un-issued authorized share capital into shares of a per share nominal value which is larger than the per share nominal value of its existing shares;

(ii) subdivide its shares (issued or un-issued) or any of them, into shares of smaller nominal value;

(iii) cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so canceled; or

(iv) reduce its share capital in any manner, subject to any consent required by law.

(b) With respect to any consolidation of issued shares into shares of a larger nominal value per share, and with respect to any other action which may result in fractional shares, the Board may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

(i) determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into a share of a larger nominal value per share;

(ii) allot, in contemplation of or subsequent to such consolidation or other action, shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iii) redeem, in the case of redeemable preference shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; and/or

(iv) cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this Article 7(b)(iv).

SHARES

8. ISSUANCE OF SHARE CERTIFICATES; REPLACEMENT OF LOST CERTIFICATES

(a) Save as provided for in Article 18, share certificates shall be issued under the corporate seal of the Company (which may be affixed to it or printed on by mechanical, electronic or other means) or in such other manner as the Board, having regard to the terms of issue and the Companies Law may authorize.

(b) Each shareholder shall be entitled to one or several numbered certificates for all the shares of any class registered in his name, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

(c) A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Shareholder Register in respect of such co-ownership.

(d) A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board in its discretion deems fit.

9. REGISTERED HOLDER

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

10. ALLOTMENT OF SHARES

(a) The un-issued shares from time to time shall be under the sole control of the Board, who, subject to Article 10(b), shall have the power to allot, issue or otherwise dispose of shares to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 12(f) hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount and/or with payment of commission, and at such times, as the Board deems fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount and/or with payment of commission, during such time and for such consideration as the Board deems fit.

(b) If the Company proposes to issue shares, it shall give each shareholder of the Company written notice (a “Rights Notice”) of its intention, describing the price, the general terms upon which the Company proposes to issue them, and the number of shares that the shareholder has the right to purchase and giving each shareholder not less than twenty one (21) days from delivery of the Rights Notice to agree to purchase all or any part of its pro-rata Share of such shares for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company prior to the expiration of such period contained in the Rights Notice setting forth the quantity of shares to be purchased thereby. If a shareholder fails to exercise its pre-emption right within the period specified in the Rights Notice, the Company shall have one hundred and twenty (120) days after expiration of the period contained in the Rights Notice to sell the unsold shares at a price and upon general terms no more favourable to the purchasers than specified in the Rights Notice. If the Company has not sold the shares within that period, the Company shall not thereafter issue or sell any the shares without first offering such securities to the shareholders in the manner provided in this Article 10(b).

(c) Article 10(b) shall not apply:

(i) where, by a vote passed at a General Meeting by the holders of at least 75 per cent of the voting power represented at the meeting, it is disapplied either generally or in respect of a specified allotment of shares; and/or

(ii) to the allotment for Cash of shares provided that the nominal amount of such shares or the shares into which such shares may be converted, during any 12 month period, does not exceed in aggregate 10 per cent. of the outstanding shares in that class of share from time to time; and/or

(iii) in the event of the Company undertaking a Rights Issue or open offer with respect to:

(1) shares representing fractional entitlements; or

(2) shares which the Company considers necessary or expedient to exclude from the offer on account of the laws or regulatory requirements of a territory other than its country of incorporation; and/or

(iv) in relation to shares allotted in pursuance of an Employees’ Share Scheme or in connection with shares to be issued to any director in lieu of fees or salary in accordance with the provisions of any relevant service agreement or letter of appointment; and/or

(v) in relation to shares allotted in connection with the acquisition by the Company of Taptica Limited (a company incorporated in Israel with registered number 514733997); and/or

(vi) in relation to shares allotted otherwise than for Cash in connection with any acquisitions of corporate entities by the Company provided that the nominal amount of such shares or the shares into which such shares may be converted, during any 12 month period, does not exceed in aggregate 25 per cent. of the outstanding shares in that class of share from time to time.

11. PAYMENT IN INSTALLMENTS

If pursuant to the terms of allotment or issue of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

12. CALLS ON SHARES

(a) The Board may, from time to time, as it, in its discretion, deems fit, make calls for payment upon shareholders in respect of any sum which has not been paid up in respect of shares held by such shareholders and which is not pursuant to the terms of allotment or issue of such shares or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the Company at the time(s) and place(s) designated by the Board, as any such time(s) may be thereafter extended or place(s) changed. Unless otherwise stipulated in the resolution of the Board (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.

(b) Notice of any call for payment by a shareholder shall be given in writing to such shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the Board may in its absolute discretion, by notice in writing to such member, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment. In the event of a call payable in installments, only one notice thereof need be given.

(c) If pursuant to the terms of allotment or issue of a share or otherwise, an amount is made payable at a fixed time (whether on account of such share or by way of premium), such amount shall be payable at such time as if it were payable by virtue of a call made by the Board and for which notice was given in accordance with paragraphs (a) and (b) of this Article 12, and the provisions of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount (and the non-payment thereof).

(d) Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

(e) Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in the State of Israel), and payable at such time(s) as the Board may prescribe.

(f) Upon the allotment of shares, the Board may provide for differences among the allottees of such shares as to the amounts and times for payment of calls in respect of such shares.

13. PREPAYMENT

With the approval of the Board, any shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board. The Board may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 13 shall derogate from the right of the Board to make any call for payment before or after receipt by the Company of any such advance.

14. FORFEITURE AND SURRENDER

(a) If any shareholder fails to pay an amount payable by virtue of a call, or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, resolve to forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorney’s fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of, the amount payable to the Company in respect of such call.

(b) Upon the adoption of a resolution as to the forfeiture of a shareholder’s share, the Board shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board), such shares shall be ipso facto forfeited; provided, however, that, prior to such date, the Board may nullify such resolution of forfeiture, but no such nullification shall stop the Board from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c) Without derogating from Articles 54 and 59 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d) The Company, by resolution of the Board, may accept the voluntary surrender of any share not fully paid for.

(e) Any share forfeited or surrendered as provided herein, shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board deems fit.

(f) Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 12(e) above, and the Board, in its discretion, may, but shall not be obligated to, enforce the payment of such moneys, or any part thereof. In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another.

(g) The Board may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board from re-exercising its powers of forfeiture pursuant to this Article 14.

15. LIEN

(a) Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and engagements to the Company arising from any amount payable by such shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

(b) The Board may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his executors or administrators.

(c) The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such member in respect of such share (whether or not the same have matured), and the residue (if any) shall be paid to the shareholder, his executors, administrators or assigns.

16. SALE AFTER FORFEITURE OR SURRENDER OR IN ENFORCEMENT OF LIEN

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Shareholder Register in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his name has been entered in the Shareholder Register in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

17. PURCHASE OF THE COMPANY’S SHARES

The Company may, subject to and in accordance with the provisions of the Companies Law, purchase or undertake to purchase, provide finance and or assistance or undertake to provide finance and/or assistance directly or indirectly with respect to the purchase of its shares or securities which may be converted into shares of the Company or which confer rights upon the holders thereof to purchase shares of the Company.

18. DEPOSITARY INTERESTS

The directors are authorized to make such arrangements as they may think fit in order to enable shares in the Company to be represented by and exchanged for depositary interests which are eligible to be held and transferred in uncertificated form in a computer-based system whether located in the State of Israel or in any other country. Any such arrangements shall be notified to the shareholders in such manner as the directors may decide. Save as provided for in Article 74, no provision of these Articles shall apply or have effect to the extent that it limits the holding or transfer of such depositary interests or the shares of the Company they represent.

19. REDEEMABLE SHARES

The Company may, subject to applicable law, issue redeemable shares and redeem the same.

TRANSFER OF SHARES

20. REGISTRATION OF TRANSFER

(a) No transfer of shares in certificated form shall be registered unless a proper written instrument of transfer (in any customary form or any other form satisfactory to the Board) has been submitted to the Company (or its transfer agent), together with the share certificate(s) and such other evidence of title as the Board may reasonably require. Until the transferee has been registered in the Shareholder Register (or with the transfer agent) in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board, may, from time to time, prescribe a fee for the registration of a transfer.

(b) The Board may, in its discretion to the extent it deems necessary, close the Shareholder Register for registrations of transfers of shares during any year for a period determined by the Board, and no registrations of transfers of shares shall be made by the Company during any such period during which the Shareholder Register is so closed.

21. RECORD DATE FOR NOTICES OF GENERAL MEETINGS AND OTHER ACTION

(a) Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the shareholders entitled to notice of, or to vote at, any Annual or Extraordinary General Meeting or any adjournment thereof, or to express consent to or dissent from any corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of, or to take or be the subject to, any other action, the Board may fix, a record date, which shall not be more than forty (40), or any longer period required under the Companies Law, nor less than four (4) days, or any longer period required under the Companies Law, before the date of such meeting or other action. A determination of shareholders of record entitled to notice of or to vote at a meeting shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) Any shareholder or shareholders of the Company holding, at least one per cent of the voting rights in the issued share capital of the Company may, pursuant to the Companies Law, request that the Board include a subject in the agenda of a General Meeting to be held in the future. Any such request must be in writing, must include all information related to subject matter and the reason that such subject is proposed to be brought before the General Meeting and must be signed by the shareholder or shareholders making such request. In addition, subject to the Companies Law and these Articles, the Board may include such subject in the agenda of a General Meeting only if the request has been delivered to the Secretary of the Company not later than sixty (60) days and not more than one hundred and twenty (120) days prior to the General Meeting in which the subject is to be considered by the shareholders of the Company. Each such request shall also set forth: (a) the name and address of the shareholder making the request; (b) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (c) a description of all arrangements or understandings between the shareholder and any other person or persons (naming such person or persons) in connection with the subject which is requested to be included in the agenda; and (d) a declaration that all the information that is required under the Companies Law and any other applicable law to be provided to the Company in connection with such subject, if any, has been provided. Furthermore, the Board, may, in its discretion to the extent it deems necessary, request that the shareholders making the request provide additional information necessary so as to include a subject in the agenda of a General Meeting, as the Board may reasonably require.

TRANSMISSION OF SHARES

22. DECEDENTS’ SHARES

(a) In case of death of a registered holder of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 22(b) have been effectively invoked.

(b) Any person becoming entitled to a share in consequence of the death of any shareholder, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board may reasonably deem sufficient), shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

23. RECEIVERS AND LIQUIDATORS

(a) The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a shareholder or its properties, as being entitled to the shares registered in the name of such member.

(b) Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a shareholder or its properties, upon producing such evidence as the Board may deem sufficient as to his authority to act in such capacity or under this Article, shall with the consent of the Board (which the Board may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

GENERAL MEETINGS

24. ANNUAL GENERAL MEETING

(a) An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place, either within or without the State of Israel, as may be determined by the Board; provided, however, that for so long as any shares of the Company are listed and/or traded on a stock exchange, or an exchange-regulated market, or an investment exchange in Great Britain and Northern Ireland (the “United Kingdom”) and not on a stock exchange, or an exchange-regulated market, or an investment exchange outside the United Kingdom, all Annual General Meetings shall be held within the United Kingdom.

(b) Subject to the provisions of these Articles and the Companies Law, the function of the Annual General Meeting shall be to elect the members of the Board, including Outside Directors; to receive and consider the Financial Statements; to appoint the Company’s auditors and to fix their remuneration; to approve amendments to these Articles, including increasing the share capital of the Company; to approve acts and transactions that require approval of the General Meeting pursuant to the Companies Law; and to transact any other business which under these Articles or the Companies Law are to be transacted at a General Meeting.

25. EXTRAORDINARY GENERAL MEETINGS

All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings”. The Board may, whenever it thinks fit, convene an Extraordinary General Meeting, at such time and place, within or out of the State of Israel, as may be determined by the Board, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law; provided, however, that for so long as any shares of the Company are listed and/or traded on a stock exchange, or an exchange-regulated market, or an investment exchange in the United Kingdom and not on a stock exchange, or an exchange-regulated market, or an investment exchange outside the United Kingdom, all Extraordinary General Meetings shall be held within the United Kingdom.

26. NOTICE OF GENERAL MEETINGS; OMISSION TO GIVE NOTICE

(a) Not less than twenty-one (21) days’ prior notice, or thirty-five (35) days’ prior notice to the extent required under regulations promulgated under the Companies Law, shall be given of every General Meeting. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat, said notice to be given to all members who would be entitled to attend and vote at such meeting. Anything therein to the contrary notwithstanding, with the consent of all members entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

(b) The accidental omission to give notice of a meeting to any member, or the non-receipt of notice sent to such member, shall not invalidate the proceedings at such meeting.

27. MANNER OF MEETING

The Board may, in its absolute discretion, resolve to enable persons entitled to attend a General Meeting to do so by simultaneous attendance and participation at the principal meeting place and a satellite meeting place or places anywhere in the world and the shareholders present in person, by proxy or by written ballot at satellite meeting places shall be counted in the quorum for and entitled to vote at the General Meeting in question, and that meeting shall be duly constituted and its proceedings valid, provided that the chairman of the General Meeting is satisfied that adequate facilities are available throughout the General Meeting to ensure that shareholders attending at all the meeting places are able to:

(a) participate in the business for which the General Meeting has been convened;

(b) hear all persons who speak (whether by the use of microphones, loudspeakers audio-visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place(s); and

(c) be heard by all other persons so present in the same way.

PROCEEDINGS AT GENERAL MEETINGS

28. QUORUM

(a) No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b) In the absence of contrary provisions in these Articles, the quorum for a General Meeting shall, for all purposes, be two or more shareholders (not in default in payment of any sum referred to in Article 35(a) hereof), present in person or by proxy and holding shares conferring in the aggregate 25 per cent of the voting power of the Company.

(c) If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 64 or 65 of the Companies Law, shall be dissolved, but in any other case it shall be adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. If a quorum as referred to in Article 28(b) is not present at the second meeting within half an hour from the time appointed for the meeting, the quorum shall be reduced to one or more shareholders present in person or by proxy holding shares conferring any voting power of the Company.

(d) The Board may determine, in its discretion, the matters that may be voted upon at the meeting by proxy or written ballot in addition to the matters listed in Section 87(a) to the Companies Law.

29. CHAIRMAN

The Chairman, if any, of the Board, shall preside as Chairman at every General Meeting of the Company. If at any meeting the Chairman is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the shareholders present shall choose someone of their number to be Chairman. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or proxy).

30. ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS

(a) A resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot and voting thereon.

(b) Every question submitted to a General Meeting shall be decided by a show of hands, unless before the show of hands, or before or immediately following the declaration of the result of the show of hands, a poll is duly demanded, or unless the Chairman of the Meeting determines that a resolution shall be decided by a written ballot.

(c) A poll may be demanded on any question by:

(i) the Chairman of the Meeting;

(ii) not fewer than five shareholders present in person or by proxy and entitled to vote on the resolution;

(iii) a shareholder or shareholders present in person or by proxy representing in aggregate not less than 10 per cent of the total voting rights of all the shareholders having the right to vote on the resolution; or

(iv) a shareholder or shareholders present in person or by proxy holding shares conferring a right to vote on the resolution, being shares on which an aggregate sum has been paid up equal to not less than 10 per cent of the total sum paid up on all the shares conferring that right.

A demand by a proxy for a shareholder shall be deemed to be a demand by that shareholder.

A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the Meeting of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.

(d) Unless a poll is so demanded and the demand is not withdrawn, declaration by the Chairman of the Meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

31. PROCEDURE ON A POLL

(a) If a poll is properly demanded, it shall be taken in such manner as the Chairman of the Meeting directs. The Chairman may appoint scrutineers, who need not also be shareholders, and may fix a date, time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the Meeting at which the poll was demanded.

(b) Any poll demanded on the election of a Chairman of a Meeting or on any question of adjournment shall be taken at the Meeting and without adjournment. A poll demanded on any other question shall be taken at such date, time and place as the Chairman of the Meeting directs, either at once or after an interval or adjournment (but not more than 30 days after the date of the demand).

(c) No notice need be given of a poll not taken immediately if the date, time and place at which it is to be taken are announced at the Meeting at which it is demanded. In any other case, at least seven clear days’ notice shall be given specifying the date, time and place at which the poll is to be taken.

(d) The demand for a poll may be withdrawn, but only with the consent of the Chairman of the Meeting. A demand so withdrawn shall validate the result (if any) of a show of hands declared before the demand was made. In the case of a poll demanded before the show of hands or the declaration of the result of it, the Meeting shall continue as if the demand had not been made.

(e) The demand for a poll (other than on the election of the Chairman of the Meeting or on any question of adjournment) shall not prevent the continuance of a Meeting for the transaction of any business other than the question on which a poll has been demanded.

32. RESOLUTIONS IN WRITING

A resolution in writing signed by all shareholders of the Company then entitled to attend and vote at General Meetings or to which all such shareholders have given their written consent (by letter, telegram, telex, facsimile, e-mail or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

33. POWER TO ADJOURN

(a) The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

(b) It shall not be necessary to give notice of an adjournment, whether pursuant to Article 28(c) or Article 33(a), unless the meeting is adjourned for twenty-one (21) days or more in which event notice thereof shall be given in the manner required for the meeting as originally called.

34. VOTING POWER

(a) The voting rights set out in Articles 34(b) and 34(c) are subject to the provisions of Article 35(a) and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, upon which any shares may have been issued or may for the time being be held.

(b) On a show of hands:

(i) every shareholder who is entitled to vote on the resolution and who is present in person shall have one vote; and

(ii) every proxy present who has been duly appointed by one or more shareholders entitled to vote on the resolution shall have one vote; except that:

(1) if a shareholder votes in person on a resolution then, as regards that resolution, his proxy shall have no vote; and

(2) a proxy shall have one vote for and one vote against the resolution if he has been duly appointed by more than one shareholder entitled to vote on the resolution and either (A) is instructed by one or more of those shareholders to vote for the resolution and by one or more others to vote against it; or (B) is instructed by one or more of those shareholders to vote in one way and is given a discretion as to how to vote by one or more others (and wishes to use that discretion to vote in the other way).

(c) On a poll, every shareholder who is entitled to vote on the resolution and who is present in person or by a duly appointed proxy shall have one vote for every share he holds. A shareholder entitled to more than one vote need not, if he votes on the poll (whether in person or by proxy), use all his votes or cast all the votes he uses in the same way.

35. VOTING RIGHTS

(a) No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

(b) A company or other corporate body being a shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

(c) Any shareholder entitled to vote may vote either in person or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 35(b).

(d) If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 35(d), seniority shall be determined by the order of registration of the joint holders in the Shareholder Register.

PROXIES

36. INSTRUMENT OF APPOINTMENTS

(a) An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I, [insert name of shareholder] of [insert address of shareholder], being a member of Tremor International Ltd. (the “Company”), hereby appoints [insert name of proxy] or [insert address of proxy] as my proxy to vote for me and on my behalf at the [Annual / Extraordinary] General Meeting of the Company to be held on the day of _______, 20__ and at any adjournment(s) thereof.

Signed this day of , 20__.

(Signature of Appointor)”

or in any usual or common form or in such other form as may be approved by the Board. Such proxy shall be duly signed by the appointor or such person’s duly authorized attorney or, if such appointor is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

(b) The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at such place or one of such places as may be specified for that purpose in or by way of a note to in any document accompanying the notice convening the General Meeting (or, if no place is so specified, at the registered office of the Company) specified for that purpose in such document) not less than twenty-four (24) hours before the time fixed for the meeting. Notwithstanding the above, the Chairman shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept any and all instruments of proxy received prior to the beginning of a General Meeting.

37. EFFECT OF DEATH OF APPOINTOR OR TRANSFER OF SHARE OR REVOCATION OF APPOINTMENT

(a) A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing member (or of his attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairman of such meeting prior to such vote being cast.

(b) An instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairman, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the member appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 36(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 36(b) hereof, or (ii) if the appointing shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairman of such meeting of written notice from such member of the revocation of such appointment, or if and when such shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 37(b) at or prior to the time such vote was cast.

BOARD OF DIRECTORS

38. POWERS OF BOARD OF DIRECTORS

(a) General. The management of the business of the Company shall be vested in the Board, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not by these Articles or by law required to be exercised or done by the Company by action of its shareholders at a General Meeting. The authority conferred on the Board by this Article 38 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company by action of its shareholders at a General Meeting; provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board which would have been valid if such regulation or resolution had not been adopted.

(b) Borrowing Power. Subject to Articles 38(b)(i) to 38(b)(vi) below, the Board may from time to time, at its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions as it deems fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

(i) The Board shall restrict the borrowings of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiaries (if any) so as to secure (but as regards subsidiaries only so far as by such exercise it can secure) that the aggregate principal amount outstanding at any time in respect of all borrowings of the Group (exclusive of any Group company’s borrowings which are owed to another Group company) less cash deposited will not, without the previous sanction of the Company in General Meeting, exceed:

(A) 2 x Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”) as set out in the audited accounts of the Company for the last financial year; or

(B) any higher limited fixed by a resolution of the shareholders which is applicable at the relevant time.

(ii) The limit imposed under Article 38(b)(i) shall be deemed not to have been breached until the amount of borrowings has exceeded that limit for 30 consecutive days. This paragraph overrides all other provisions of this Article 38(b).

(iii) A certificate or report by the Company’s auditors: (a) as to the level of EBITDA or the amount of borrowings; or (b) to the effect that the limit imposed under Article 32(b)(i) was not exceeded or breached at a particular date; shall be conclusive evidence as to that amount or fact.

(iv) If the Company has joint auditors, references in Article 32(b)(iii) to the Company’s auditors are to any of the joint auditors.

(v) No lender or other person dealing with any Group company need enquire whether the limit imposed under Article 38(b)(i) above has been or will be complied with.

(vi) A borrowing or security resulting in a breach of the limit in Article 38(b)(i) shall not be void; nor shall it be voidable at the instance of the Company or any other Group company.

(c) Reserves. The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or redesignate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time think fit.

39. EXERCISE OF POWERS OF BOARD OF DIRECTORS

(a) A meeting of the Board at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board, whether in person or by any other means by which the Directors may hear each other simultaneously.

(b) A resolution proposed at any meeting of the Board shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon.

(c) The Board may adopt resolutions without holding a meeting of the Board, provided that all of the Directors then in office and lawfully entitled to vote thereon shall have agreed to vote on the matters underlying such resolutions without convening a meeting of the Board. If the Board adopts resolutions as set forth in the immediately preceding sentence, minutes including such resolutions, including a resolution to vote on such matters without convening a meeting of the Board, shall be prepared and the Chairman of the Board will sign such minutes.

40. DELEGATION OF POWERS

(a) The Board may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees, each consisting of one or more persons (who are Directors), and it may from time to time revoke such delegation or alter the composition of any such committee. Any committee so formed (in these Articles referred to as a “Committee of the Board”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board. The meetings and proceedings of any such Committee of the Board shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board, so far as not superseded by any regulations adopted by the Board under this Article. Unless otherwise expressly provided by the Board in delegating powers to a Committee of the Board, such Committee shall not be empowered to further delegate such powers.

(b) Without derogating from the provisions of Article 54, the Board may from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board deems fit, and may terminate the service of any such person. The Board may, subject to the provisions of the Companies Law, determine the powers and duties of all such persons, and may require security in such cases and in such amounts as it deems fit.

(c) The Board may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

41. NUMBER OF DIRECTORS

The Board of Directors of the Company shall consist of not less than four Directors nor more than nine Directors.

42. ELECTION AND REMOVAL OF DIRECTORS

(a) Subject to the provisions of these Articles (in particular Article 43 in relation to Outside Directors) and the Companies Law, at the end of each Annual General Meeting held after the adoption of these Articles all the Directors (whether appointed at the previous Annual General meeting or at an Extraordinary General Meeting or by application of Article 45) shall retire from office unless elected or re-elected at the Annual General Meeting. A retiring Director may, subject to his eligibility, offer himself up for re-election.

(b) Nominations for the election of Directors may be made by the Board or a committee appointed by the Board or by any shareholder holding at least 1 per cent of the outstanding voting power in the Company. However, and without limitation of Sections 63 or 64 of the Companies Law, any such shareholder may nominate one or more persons for election as Directors at a General Meeting only if a written notice of such shareholder’s intent to make such nomination or nominations has been given to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual General Meeting of shareholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at an

Extraordinary General Meeting of shareholders for the election of Directors, at least ninety (90) days prior to the date of such meeting. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting (in an amount specified in the notice) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (d) the consent of each nominee to serve as a Director of the Company if so elected and a declaration signed by each of the nominees declaring that there is no limitation under the Companies Law for the appointment of such a nominee and that all the information that is required under the Companies Law to be provided to the Company in connection with such an appointment has been provided. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(c) The General Meeting may, by a vote of the holders of at least 50 per cent of the voting power represented at the meeting, remove any Director(s) from office, and elect Directors instead of Directors so removed or fill any Vacancy (as defined in Article 45), however created, in the Board unless such Vacancy was filled by the Board under Article 45.

43. OUTSIDE DIRECTORS

In the event of any contradiction between the provisions of Article 42 and the provisions of the Companies Law relating to the election, removal and term of Outside Directors, the applicable provisions of the Companies Law shall govern, and the Outside Directors shall be elected, removed and hold office in accordance with the provisions of the Companies Law.

44. QUALIFICATION OF DIRECTORS

No person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

45. CONTINUING DIRECTORS IN THE EVENT OF VACANCIES

(a) In the event that one or more vacancies is created in the Board, including without limitation, a situation in which the number of Directors is less than the minimum number permitted under Article 41 (a “Vacancy”), the continuing Directors may continue to act in every matter, and, may appoint Directors to temporarily fill any such Vacancy; provided, however, that if the number of Directors is less than two, they may only act in (i) an emergency; or (ii) to fill the office of director which has become vacant; or (iii) in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all Vacancies, so that at least four Directors are in office as a result of said meeting. Notwithstanding the foregoing, in the event of Vacancy of an Outside Director, the Company shall call a General Meeting to elect a new Outside Director or take such other action as required under the Companies Law.

(b) As long as the number of Directors is less than the maximum number of Directors permitted under Article 41, the continuing directors may appoint additional Directors, up to the maximum number permitted under Article 41, to hold office until the next Annual General Meeting following such appointment by the continuing Directors.

46. VACATION OF OFFICE

(a) The office of a Director shall be vacated, ipso facto, upon his or her death, or if he or she be found lunatic or become of unsound mind, or if he or she becomes bankrupt, or if the Director is a company, upon its winding-up, or if he is found by a court guilty of any of the felonies listed in Section 226 of the Companies Law.

(b) The office of a Director may also be vacated by the written resignation of the Director. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later. Such written resignation shall include the reasons that lead the Director to resign from his office.

47. REMUNERATION OF DIRECTORS

A Director shall be paid remuneration by the Company for his services as Director to the extent such remuneration shall have been approved by the Company in accordance with the Companies Law.

48. CONFLICT OF INTEREST

Subject to the provisions of the Companies Law, no Director shall be disqualified by virtue of his office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be voided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his interest, as well as any material fact or document, must be disclosed by him at the meeting of the Board at which the contract or arrangement is first considered, if his interest then exists, or, in any other case, at no later than the first meeting of the Board after the acquisition of his interest.

PROCEEDINGS OF THE BOARD OF DIRECTORS

49. MEETINGS

(a) The Board may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors think fit; provided, however, that the Board meets at least once every three months.

(b) Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meeting of the Board, but not less than two (2) days’ notice shall be given of any meetings so convened. Notice of any such meeting shall be given to all the Directors and may be given orally, by telephone, in writing or by mail, email or facsimile. Notwithstanding anything to the contrary herein, failure to deliver notice to a director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid.

50. RESOLUTIONS IN WRITING

A resolution in writing signed by the Chairman of the Board, or of a committee, provided that all the members of the Board or a committee have agreed to adopt such resolution without convening a meeting, shall be valid for every purpose as a resolution adopted at a Board or committee meeting, as the case may be, that was duly convened and held.

51. QUORUM

Until otherwise unanimously decided by the Board, a quorum at a meeting of the Board shall be constituted by the presence in person or by telephone conference of a majority of the Directors then in office who are lawfully entitled to participate in the meeting. No business shall be transacted at a meeting of the Board unless the requisite quorum is present (in person or by telephone conference or by other means by which all Directors may hear and be heard) when the meeting proceeds to business.

52. CHAIRMAN OF THE BOARD OF DIRECTORS

The Board may from time to time, elect one of its members to be the Chairman of the Board, remove such Chairman from office and appoint others in his or her place. The Chairman of the Board shall preside at every meeting of the Board, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the Chairman of such meeting.

53. VALIDITY OF ACTS DESPITE DEFECTS

All acts done bona fide at any meeting of the Board, or of a Committee of the Board, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

CHIEF EXECUTIVE OFFICER AND PRESIDENT

54. CHIEF EXECUTIVE OFFICER AND PRESIDENT

The Board may from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer or Officers, General Manager or Managers, or President of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) and such duties and authorities of the Board as the Board may deem fit, subject to such limitations and restrictions as the Board may from time to time prescribe. Unless otherwise determined by the Board, the Chief Executive Officer shall have authority with respect of the management of the Company in the ordinary course of business. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board may from time to time (subject to the provisions of the Companies Law and of any contract between any such person and the Company) remove or dismiss him or them from office and appoint another or others in his or their place or places.

MINUTES

55. MINUTES

(a) Minutes of each General Meeting and of each meeting of the Board or of any Committee of the Board shall be recorded and duly entered in books provided for that purpose, and shall be held by the Company at its principal place of office or its registered office or such other place as shall have been determined by the Board. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

(b) Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

DIVIDENDS

56. DECLARATION OF DIVIDENDS

The Board may, subject to the applicable provisions of the Companies Law, from time to time declare, and cause the Company to pay, such dividend as may appear to the Board to be justified. The Board shall determine the time for payment of such dividends, both interim and final, and the record date for determining the shareholders entitled thereto.

57. AMOUNT PAYABLE BY WAY OF DIVIDENDS

Subject to the provisions of these Articles and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company which shall be declared as dividends shall be distributed according to the proportion of the nominal value paid up on account of the shares held at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value, if any. No amount paid or credited as paid on a share in advance of calls shall be treated for purposes of this Article as paid on a share.

58. INTEREST

No dividend shall carry interest as against the Company.

59. PAYMENT IN SPECIE

Upon the determination of the Board, the Company (i) may cause any monies, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly or in payment, in full or in part, of the uncalled liability on all issued shares or debentures or debenture stock if such liability exists, on a pro rata basis; and (ii) may cause such distribution or payment to be accepted by such shareholders in full satisfaction of their interest in the said capitalized sum.

60. IMPLEMENTATION OF POWERS UNDER ARTICLE 59

For the purpose of giving full effect to any resolution under Article 59, and without derogating from the provisions of Article 7(b) hereof, the Board may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any members upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board.

61. DIVIDEND ON UNPAID SHARES

The Board may give an instruction which shall prevent the distribution of a dividend to the registered holders of a share, the full nominal amount of which has not been paid up.

62. RETENTION OF DIVIDENDS

(a) The Board may retain any dividend or other monies payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b) The Board may retain any dividend or other monies payable or property distributable in respect of a share in respect of which any person is, under Article 22 or 23, entitled to become a member, or which any person, is, under said Articles, entitled to transfer, until such person shall become a member in respect of such share or shall transfer the same.

63. UNCLAIMED DIVIDENDS

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not cause the Company to be a trustee in respect thereof. The principal (and only the principal) of an unclaimed dividend or such other moneys shall be, if claimed, paid to the person entitled thereto.

64. MECHANICS OF PAYMENT

The Board may fix the mechanics for payment of dividends as it deems fit. However, if nothing to the contrary is provided in the resolution of the Board, than all dividends or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to the joint holder whose name is registered first in the Shareholder Register or his bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 22 or 23 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company.

65. RECEIPT FROM A JOINT HOLDER

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS

66. BOOKS OF ACCOUNT

The Board shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable law. Such books of account shall be kept at the registered office of the Company, or at such other place or places as the Board may think fit, and they shall always be open to inspection by all Directors. No member, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board or by resolution of the shareholders of the Company.

67. AUDIT

At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

68. AUDITORS

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law; provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the shareholders by resolution in a General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board or a Committee thereof to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

BRANCH REGISTERS

69. BRANCH REGISTERS

Subject to and in accordance with the provisions of Sections 130 to 139 of the Companies Law and to all orders and regulation issued thereunder, the Company may cause branch registers to be kept in any place outside the State of Israel as the Board may think fit, and, subject to all applicable requirements of law, the Board may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

INSURANCE, INDEMNITY AND EXEMPTION

70. INDEMNITY, INSURANCE AND EXEMPTION

(a) Exemption from Liability. Subject to the provisions of the Companies Law, the Company may exempt an Office Holder in advance from all or part of such Office Holder’s responsibility or liability for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the Company to the maximum extent permitted by law. Notwithstanding, the Company shall not exempt a director in advance from its responsibility or liability towards the Company due to a breach of such director’s duty of care in distribution.

(b) Indemnification.

(i) Subject to the provisions of the Companies Law and the Israel Securities Law, 5728-1968 (the “Securities Law”), the Company may indemnify an Office Holder to the fullest extent permitted by the Companies Law and the Securities Law, with respect to the following liabilities, expenses and payments, provided that such liabilities, expenses and payments were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

(A) a financial obligation imposed on an Office Holder in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by a court of law;

(B) reasonable litigation expenses, including legal fees, incurred by an Office Holder as a result of Criminal Inquiry or an investigation or proceeding instituted against such Office Holder by a competent authority, which inquiry or investigation or proceeding has ended without the filing of an indictment and without an imposition of financial liability in lieu of a criminal proceeding, or has ended in the imposition of a financial obligation in lieu of a criminal proceeding without the filing of an indictment for an offense that does not require proof of mens rea (the phrases “proceeding that has ended without the filing of an indictment” and “financial obligation in lieu of a criminal proceeding” shall have the meanings ascribed to such phrases in Section 260(a)(1a) of the Companies Law);

(C) reasonable legal expenses, including attorney’s fees, which the Office Holder incurred or with which the Office Holder was charged by a court of law, in a proceeding brought against the Office Holder, by the Company or on its behalf or by another person, or in a criminal prosecution in which the Office Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of mens rea (criminal intent); and

(D) payments which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and legal expenses, including attorney’s fees, that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law;

(ii) Subject to the provisions of the Companies Law and the Securities Law, the Company may undertake to indemnify an Office Holder in advance with respect to (i) financial obligations as specified in Article 70(b)(i)(A), provided, that the undertaking is limited to categories of events which, in the opinion of the Board can be foreseen, based on the Company’s actual activities at the time the undertaking to indemnify is given, and in amounts set by the Board as reasonable, and (ii) expenses, fees and payments as specified in Sub-Sections 70(b)(i)(B), (C) and (D). Subject to the provisions of the Companies Law and the Securities Law, the Company may also undertake to indemnify an Office Holder retroactively for expenses, fees and payments as specified in Section 68(b).

(c) Insurance.

(i) Subject to the provisions of the Companies Law and the Securities Law, the Company may enter into a contract to insure an Office Holder for all or part of the liability that may be imposed on such Office Holder in connection with an act performed by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company, with respect to each of the following:

(A) breach of his duty of care to the Company or to another person;

(B) breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action in question would not prejudice the interests of the Company;

(C) a financial obligation imposed on him in favor of another person; and

(ii) Subject to the provisions of the Companies Law and the Securities Law, the Company may also enter into a contract to insure an Office Holder for a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and legal expenses, including attorney’s fees, that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law.

(d) The Company shall not indemnify, exculpate or insure any Office Holder under any of the following circumstances:

(A) a breach of duty of loyalty, except, with respect to indemnification and insurance, to the extent that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

(B) a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

(C) an act or omission committed with intent to derive illegal personal benefit; or

(D) a fine, civil fine, financial sanction or levied against the office holder.

(e) Any amendment to the Companies Law and the Securities Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to this Article 70 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by the Companies Law and the Securities Law.

(f) The provisions of this Article 70 are not intended, and shall not be interpreted so as to restrict the Company, in any manner in respect of the procurement of insurance and/or indemnification and/or exculpation, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder.

WINDING UP

71. WINDING UP

A resolution to wind up the Company shall only be valid if passed by shareholders voting in favor who hold not less than 75 per cent of the voting rights represented at the meeting in person or by proxy and voting thereon. If the Company is wound up, then subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the shareholders shall be distributed to them in proportion to the respective holdings of the shares in respect of which such distribution is being made.

RIGHTS OF SIGNATURE, STAMP, AND SEAL

72. RIGHTS OF SIGNATURE, STAMP, AND SEAL

(a) The Board shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person on behalf of the Company shall bind the Company insofar as such person acted and signed within the scope of his or their authority.

(b) The Board may provide for a seal. If the Board so provides, it shall also provide for the safe custody thereof. Such seal shall not be used except by the authority of the Board and in the presence of the person authorized to sign on behalf of the Company, who shall sign every instrument to which such seal is affixed.

NOTICES

73. NOTICES

(a) Any written notice or other document may be served by the Company upon any shareholder either personally or by sending it by prepaid mail (airmail if sent internationally) addressed to such member at his address as described in the Shareholder Register. Any written notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the General Manager or Chief Executive Officer of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside the State of Israel) to the Company at its Registered Address. Any such notice or other document shall be deemed to have been served two (2) Business Days after it has been posted (seven (7) Business Days if posted internationally), or when actually tendered in person, to such shareholder (or to the Secretary or the General Manager), whichever is earlier. Notice sent by email or facsimile shall be deemed to have been served two (2) Business Days after the notice is sent to the addressee, or when in fact received, whichever is earlier, notwithstanding that if it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 71(a).

(b) All notices to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Shareholder Register, and any notice so given shall be sufficient notice to the holders of such share.

(c) If requested by the Company, each shareholder shall provide the Company with the shareholder’s full street and mailing address, as well, if available with facsimile number and email address. Any shareholder whose address is not set out in the Shareholder Register, and who shall not have designated in writing delivered to the Company an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

74. SHAREHOLDER NOTIFICATION REQUIREMENTS

(a) Without prejudice to and in addition to any obligation to disclose under any applicable law, including the Disclosure and Transparency Rules, a person must notify the Company of the percentage of its Voting Rights if the percentage of Voting Rights which he holds directly or indirectly as a shareholder or through his direct or indirect holding of financial instruments as set out in the Disclosure and Transparency Rules (or a combination of such holdings):

(i) subject to Article 74(c), reaches, exceeds or falls below 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10% and each 1% threshold thereafter up to 100%; and/or

(ii) reaches, exceeds or falls below an applicable threshold in Article 74 (a)(i) as a result of events changing the breakdown of Voting Rights and on the basis of information disclosed by the Company in accordance with the requirements of the Disclosure and Transparency Rules (or in accordance with requirements which are treated as equivalent to those set out in the Disclosure and Transparency Rules);

such shareholder shall notify the Company of his interest without delay but in any event no later than two trading days after the date on which the relevant person:

(1) learns of the acquisition or disposal or of the possibility of exercising Voting Rights, or on which, having regard to the circumstances, should have learned of it, regardless of the date on which the acquisition, disposal or possibility of exercising Voting Rights takes effect; or

(2) is informed about an event pursuant to Article 74(a)(ii).

(b) Any reference to shares in this Article 74 excludes shares that are Dormant Shares (as defined in the Companies Law). For the purpose of calculating whether any percentage threshold is reached, exceeded or falls below any threshold, a holding of shares shall if necessary be rounded down to the next whole number.

(c) Any notification under Article 74(a) must be made using the form TR1 available in electronic format at the Financial Conduct Authority of the United Kingdom’s website at http://www.fca.org.uk.

(d) The Board may by written notice require any person whom the Board knows or has reasonable cause to believe to be interested in shares of the Company to indicate whether or not it is the case and, where that person holds any interest in any such shares, to give such further information as may be required by the Board.

(e) Any such notice may require the person to whom it is addressed to give particulars of his own present interest in the shares of the Company.

(f) A notice which has taken effect under Article 74(d) shall remain in effect in accordance with its terms following a transfer of the shares to which it relates unless and until the Board of Directors determines otherwise and notifies the holder accordingly.

(g) If the holder of, or any person appearing to be interested in shares of the Company, has been served with a notice issued under Article 74(d) above (the “Disclosure Notice”), and in respect of such shares (the “Default Shares”) has been in default (in whole or in part) for the relevant period in supplying the Company with the information required by the Disclosure Notice, subject to Israeli law and notwithstanding anything to the contrary in these Articles, the restrictions referred to in Article 74(h) below shall apply. Those restrictions shall cease to apply the trading day after the earlier of:

(i) due compliance to the satisfaction of the Board with the Disclosure Notice;

(ii) receipt by the Company of a notice that the shareholding has been sold to a third party under an arm’s length transfer; or

(iii) the decision of the Board to waive those restrictions in whole or in part.

(h) The restrictions referred to below shall apply only if the Default Shares in which any one person is interested, or appears to the Company to be so interested, represent at least 1 per cent of the issued and outstanding shares of the Company. The holders of the Default Shares shall not be entitled in respect of those Default Shares:

(i) to receive any dividend (including bonus shares/stock dividend), it being noted that any such dividends shall be set aside by the Company and distributed to the holders of the relevant Default Shares (without any interest, linkage differentials or any other additional compensation or penalty) promptly upon such holder’s supplying the Company with the information required by the relevant Disclosure Notice; or

(ii) to transfer any such Default Shares or any rights in them (subject to Article 74(k)).

(i) The restrictions in Article 74(h) above shall not prejudice the right of either the shareholder holding the Default Shares or, if different, any person having a power of sale over such Default Shares, to sell or agree to sell such Default Shares under an arm’s length transfer.

(j) If, while any of the restrictions referred to above apply to a share of the Company, another share is issued pursuant to the rights attached to such share, the same restrictions shall apply to that other share as if it was a Default Share.

(k) Where a Disclosure Notice is served on a Depositary and the Depositary fails to comply for any reason with the Disclosure Notice, the provisions of Article 74(g) and Article 74(h) will only be implemented by the Company in relation to those Default Shares in respect of which there has been a failure, and will not be implemented in relation to any other shares in the Company held by the Depositary.

(l) For the purposes of this Article 74:

(i) an “arm’s length transfer” in relation to any share of the Company is a transfer pursuant to a sale of the whole of the legal or beneficial ownership of the shares to a bona fide third party unconnected with the shareholder or with any person appearing to be interested in such shares including any such sale on a recognized investment exchange, or on a exchange-regulated market, or on any stock exchange outside the United Kingdom on which the stock is listed or normally traded;

(ii) “person” means any individual, firm, partnership, association, company or other entity;

(iii) the “relevant period” shall be the period set out in the Disclosure Notice;

(iv) “transaction” means the transaction that triggered the notification requirements under Article 74(a);

(v) the percentage of the issued shares referred to in Articles 74(a) and 74(h) shall be calculated by reference to the shares of the Company in issue at the time when the Disclosure Notice is given (excluding Dormant Shares); and

(vi) a person shall be treated as appearing to be interested in any share of the Company if the Company has given to the shareholder holding such shares a Disclosure Notice and either (A) the shareholder has named such person as being interested in the shares, or (B) after taking into account any response to any Disclosure Notice and any other relevant information, the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares.

SHARE CONTROL LIMITS

75. SHARE CONTROL LIMITS

(a) A person must not, whether by himself, or with persons determined by applicable law or the Board to be acting in concert with him, acquire an interest, whether direct or indirect, in shares which, when taken together with any other interest in shares held or acquired by persons determined by applicable law or the Board to be acting in concert with him, carry 25 per cent or more of the voting rights attributable to shares of the Company (a “Limit”), except as a result of a Permitted Acquisition (as defined in Article 76 below).

(b) Without derogating from the requirements of any applicable law, any interest in shares of the Company acquired in violation of Article 75(a) shall become Dormant Shares (as defined in the Companies Law) and shall not be entitled to any voting rights or rights to receive payment of any dividend or other distribution or allotment of any rights.

(c) The Board may do all or any of the following where it has reason to believe that any Limit is or may be breached:

(i) require any shareholder of the Company to provide such information as the Board considers appropriate to determine any of the matters under Articles 75-78;

(ii) have regard to such public filing as it considers appropriate to determine any of the matters under Articles 75-78;

(iii) subject to applicable law, make such determinations under Articles 75-78 as it thinks fit, either after calling for submissions from affected shareholders or other persons or without calling for such submissions; and

(iv) take such other action as it thinks fit for the purposes of Articles 75-78 including:

(A) prescribing rules (not inconsistent with Articles 75-78);

(B) setting deadlines for the provision of information;

(C) drawing adverse inferences where information requested is not provided;

(D) making determinations or interim determinations; and

(E) changing any decision or determination or rule previously made.

76. PERMITTED ACQUISITION

An acquisition is a “Permitted Acquisition” if:

(a) the acquisition is made in compliance with any applicable tender offer rules under the Companies Law as may be in effect at such time; and

(b) the acquisition is made in circumstances in which the UK City Code on Takeovers and Mergers (the “City Code”), if it applied to the Company, would require an offer to be made as a consequence and such offer is made in accordance with Rule 9 of the City Code (“Rule 9”), as if it so applied; or

(c) the acquisition is made by a person acting solely as Depositary; or

(d) the acquisition arises as a result of any issue of shares by the Company pursuant to the exercise by the Company of its option to acquire the entire issued share capital of Taptica Limited (a company incorporated in Israel with registered number 514733997).

77. BOARD AUTHORITY

The Board has full authority to determine the application of Articles 75-78 with respect to the deemed application of Rule 9. Such authority shall include all discretion vested in the UK Panel on Takeovers and Mergers as if Rule 9 applied including, without limitation, the determination of conditions and consents, the consideration to be offered and any restrictions on the exercise of control, so long as the exercise of such authority by the Board does not contravene the Companies Law. Any resolution or determination of, or decision or exercise of any discretion or power by, the Board or any director or by the chairman of any meeting acting in good faith under or pursuant to the provisions of Articles 75-78 with respect to the deemed application of Rule 9 shall be final and conclusive; and anything done by, or on behalf of, or on the authority of, the Board or any director acting in good faith pursuant to the provisions of Articles 75-78 with respect to the deemed application of Rule 9 shall be conclusive and binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise on any ground whatsoever. The Board shall not be required to give any reasons for any decision, determination or declaration taken or made in accordance with Articles 75-78 with respect to the deemed application of Rule 9. The Board may seek professional advice before exercising their discretion under the provisions of Articles 75-78.

78. ACTING IN CONCERT

Where used in Articles 75-78, the phrase “acting in concert” shall mean: pursuant to an agreement or understanding (whether formal or informal) with any person or persons, actively co-operating through the acquisition by any party to such an agreement or understanding of shares in the Company to obtain or consolidate control of the Company.

The following persons will be presumed to be persons acting in concert with other persons in the same category unless the contrary is established:

(a) a company, its parent, subsidiaries and fellow subsidiaries, and their associated companies, and companies of which such companies are associated companies, all with each other (for this purpose ownership or control of 20 per cent or more of the equity share capital of a company is regarded as the test of associated company status);

(b) a company with any of its directors (together with their close relatives and related trusts);

(c) a company with any of its pension funds and the pension funds of any company covered in sub-paragraph (a);

(d) a fund manager with any investment company, unit trust or other person whose investments such fund manager manages on a discretionary basis, in respect of the relevant accounts;

(e) a connected adviser with its client and, if its client is acting in concert with an offeror or with the directors of the offeree company, with that offeror or with those directors respectively, in each case in respect of the shareholdings of that adviser and persons controlling, controlled by or under the same control as that adviser; and

(f) directors of a company which is subject to an offer or where the directors have reason to believe a bona fide offer for their company may be imminent.

79. APPLICATION OF ARTICLES 75-78

(a) Articles 75-78 shall only apply whilst the City Code does not apply to the Company.

(b) Notwithstanding anything to the contrary, nothing in Articles 75-78 shall relieve any person or shareholder from any requirement to commence a special tender offer or full tender offer in accordance with the Companies Law, if and to the extent such a tender offer is required pursuant to the Companies Law in connection with the purchase of any shares of the Company.

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